Filed pursuant to Rule 433

Issuer Free-Writing Prospectus dated December 8, 2017

Registration Number 333-202805

BMBC

BRYN MAWR BANK CORPORATION

Investor Presentation
December 2017

Forward Looking Statements and Safe Harbor

This presentation contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections, as well as statements regarding the expected financial and other effects of the transaction, Bryn Mawr Bank Corporation's ("Bryn Mawr" or "BMBC") future plans, objectives, performance, revenues, growth, profits, operating expenses or BMBC's underlying assumptions. The words "may," "would," "should," "could," "will," "likely," "possibly," "expect," "anticipate," "intend," "indicate," "estimate," "target," "potentially," "promising," "probably," "outlook," "predict," "contemplate," "continue," "plan," "forecast," "project," "pending", "pro forma", "are optimistic," "are looking," "are looking forward" and "believe" or other similar words and phrases may identify forward-looking statements. Persons reading this presentation are cautioned that such statements are only predictions, and that BMBC's actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors could cause actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so business and financial condition and results of operations could be materially and adversely affected. In addition to factors previously disclosed in BMBC's reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, such factors include, among others: economic conditions and the impact they may have on us and our customers; changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets; changes in interest rates and interest rate sensitivity; changes in monetary or fiscal policy, or existing statutes, regulatory guidance, legislation or judicial decisions; changes in accounting requirements or interpretations; results of examinations by our regulators; sources of liquidity and financial resources; changes in consumer and business spending, borrowing and savings habits and demand for financial services in the relevant market areas; rapid technological developments and changes; the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, and other institutions including such competitors offering banking products and services by mail, telephone, computer and the internet; our ability to continue to introduce competitive new products and services on a timely, cost-effective basis and the mix of those products and services; our success in continuing to generate new business in our existing markets, as well as our success in identifying and penetrating targeted markets; our ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers' needs; our ability to contain costs and expenses; the outcome of pending and future litigation and governmental proceedings; any extraordinary events (such as natural disasters, acts of terrorism, wars or political conflicts); our ability to retain key employees and members of senior management; the ability of key third-party providers to perform their obligations to us and our subsidiaries; prior to the completion of the pending merger with Royal Bancshares of Pennsylvania, Inc. ("RBPI") or thereafter, our and RBPI's respective businesses ability to perform as expected due to transaction-related uncertainty or other factors; reputational risks and the reaction of our customers and RBPI's customers to the transaction; diversion of management time on merger-related issues; the integration of the acquired business with BMBC may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains may be significantly harder to achieve or take longer than anticipated or may not be achieved; following the pending merger with RBPI, our need for capital, ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of the acquired loan, lease and securities portfolio; and our ability to manage the foregoing risks. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. BMBC and RBPI do not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent Annual Report on Form 10-K, as updated by our quarterly or other reports subsequently filed with the SEC.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction between BMBC and RBPI, BMBC has filed with the SEC a Registration Statement on Form S-4 that includes a Proxy Statement of RBPI, and a Prospectus of BMBC, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement (SEC File No. 333-216995) and the Proxy Statement/Prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about BMBC and RBPI, may be obtained at the SEC's Internet site (http://www.sec.gov).

Free-Writing Prospectus Statement

This presentation has been prepared by BMBC solely for informational purposes and does not purport to contain all of the information that may be relevant to BMBC or the offering. Because it is a summary, this presentation does not include all of the information you should consider before investing in the notes.

BMBC has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-202805) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and the documents incorporated by reference therein. You may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019 or toll-free at (800) 966-1559.

This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of BMBC in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Summary Terms of Proposed Offering

Issuer:	Bryn Mawr Bank Corporation ("BMBC" or the "Company") (NASDAQ: BMTC)
Security:	Fixed-to-Floating Rate Subordinated Notes due 2027 (the "Notes") Fixed for first 5 years, floating thereafter (3 month LIBOR indexed with quarterly reset)
Rating:	BBB+ (Kroll Bond Rating Agency)
Optional Redemption:	The Notes will be redeemable by BMBC after five years on any interest payment date at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to but excluding the redemption date. The Notes may also be redeemed at any time, in whole, not in part, if (i) a change or prospective change in law occurs which would prevent BMBC from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) BMBC is required to register as an investment company under the Investment Company Act
Denominations:	$1,000 minimum and $1,000 integral multiples thereof
Covenants:	Consistent with regulatory requirements for Tier 2 capital
Use of Proceeds:	General corporate purposes
Book-Running Manager:	Keefe Bruyette & Woods, A Stifel Company
Co-Manager:	Boenning & Scattergood, Inc.

Experienced Management Team

Name	Title	Age	Years with Company	Experience
Francis J. "Frank" Leto	President, Chief Executive Officer	58	8	Mr. Leto has served as President since May 2014 and as Chief Executive Officer since January 2015. He served as Chief Operating Officer from May 2014 through December 2014 in addition to serving as Executive Vice President and Head of the Wealth Management Division from January 2009 through April 2014 and General Counsel from April 2012 to April 2014. Mr. Leto has served on the Board since 2002.
Michael W. "Mike" Harrington	Executive Vice President, Chief Financial Officer	53	2	Mr. Harrington joined the company in 2015 as Executive Vice President and Chief Financial Officer after 3 years with Susquehanna Bancshares as Chief Financial Officer and Treasurer. Mr. Harrington spent over 10 years with First Niagara Financial Group in several positions including Treasurer, Chief Investment Officer and Chief Financial Officer. Mr. Harrington is a graduate of Bloomsburg University with a degree in Finance and earned an MBA from St. Joseph's University.
Alison J. Eichert	Executive Vice President, Chief Operating Officer	59	19	Ms. Eichert joined the company in May 1998 as Senior Vice President of Marketing and was promoted to Executive Vice President in 2001. She was appointed Chief Operating Officer in February 2015. Ms. Eichert is responsible for the Community Banking Division, Marketing, Technology and Information Services, Operations, Human Resources and Facilities.
Joseph G. Keefer	Executive Vice President, Chief Lending Officer	58	26	Mr. Keefer joined the company in 1991 as Vice President and Commercial Lending manager after an 11 year career with First Pennsylvania Bank/CoreStates. Mr. Keefer was made the company's Chief Lending Officer in December 1997. In February 2003, Mr. Keefer was designated Executive Vice President and Chief Lending Officer of the company. Mr. Keefer is a graduate of Brown University with a degree in Economics and earned an MBA from Drexel University.
Patrick M. Killeen	Senior Vice President, Chief Risk Officer	48	1	Mr. Killeen joined the company in 2017 as Senior Vice President and Chief Risk Officer. He has more than 24 years of experience in a variety of compliance, risk assessment, governance, and regulatory roles at banks and financial services businesses. Mr. Killeen previously served as Director of Enterprise Risk Management with Bank of the Ozarks. Mr. Killeen is a graduate of Drexel University, and holds the following professional designations: Certified Internal Auditor (CIA), Certified Information Systems Auditor (CISA), Certified in Risk Management Assurance, Certified in Control Self-Assessment (CCSA), and Certified Financial Services Auditor (CFSA).

BMBC
BRYN MAWR BANK CORPORATION

Corporate Profile

Company Overview & History

- Bryn Mawr Bank Corporation ("BMBC")
- Established in 1889
- One of the premier community banks in the western Philadelphia suburbs
- Diversified approach with business lines in commercial banking, trust and wealth management, mortgage and consumer banking, insurance and capital markets
- Proven track record of integrating acquisitions
  - Includes banks, wealth managers and insurance brokerages

9/30/17 Financial Highlights (MRQ)

- Assets: $3.5 bil
- TCE / TA:[1] 8.2%
- Net Loans: $2.7 bil
- Deposits: $2.7 bil

Wealth Management Business Summary

- $12.4 billion AUM
- 20%+ CAGR in AUM since 2009
- Built through acquisitions and organic growth
- $41 million in revenue in 2016
  - Wealth Management revenue was 25% of total revenue
- 35% pre-tax margin

Franchise Footprint



Pennsylvania
Hershey
Reading
Princeton
Montgomery
Philadelphia
Chester
Delaware
Philadelphia
New Jersey
New Castle
Wilmington
Maryland
Bryn Mawr (34)
BMT Wealth Offices (5)
Royal (12)
Royal LPO (1)

Pending Acquisition of Royal Bank (announced Jan. 2017)

- Expands franchise by 12 branches and $627 million deposits in attractive areas of Montgomery, Chester and Philadelphia counties [2][3]
- Provides entry into attractive New Jersey markets
- Pro forma BMBC assets estimated to be $4.3 billion[3]
- Financially compelling

BMBC
BRYN MAWR BANK CORPORATION

Source: Investor presentations, SNL Financial
(1) Non-GAAP measure; Additional detail provided on slide 33 of this presentation
(2) Two of Royal's 12 branches are expected to close shortly following consummation of the transaction
(3) As of 9/30/2017

Strategic Objectives

- Grow the balance sheet to improve operating efficiencies
- Increase non-interest income as a % of total revenue
- Leverage technology to drive process innovation and increased productivity
- Export the BMT Brand by selectively investing in new markets using Private Client / Banking model
- Continue digital investment with focus on mainstream customer adoption and transforming retail model
- Supplement organic growth of bank and fee income segments with strategic acquisitions and lift-outs

BMBC
BRYN MAWR BANK CORPORATION

Relationship Based Sales Approach

- Serve as one "BMT" team
- Relationship based vs. transactional
- Private Banking facilitates client interaction with the organization
- Focus on overlapping needs across segments
- Customize solutions and services


Wealth Management
Private Banking
Commercial Banking
Consumer Banking

ONE BMT

BMBC
BRYN MAWR BANK CORPORATION

Company History

1889	• The Bryn Mawr Trust Company founded in Bryn Mawr, Pennsylvania
1986	• Bryn Mawr Bank Corporation completes its IPO
1999	• Completed acquisition of CDC Capital Management Inc. (AUM of $200 million)[1]
2008	• Completed acquisition of Lau Associates LLC a wealth manager (AUM of $600 million)[1]
2010	• Issued $26.3 million of common stock • Completed acquisition of First Keystone Financial, Inc. ($525 million assets)[1]
2011	• Completed acquisition of the Hershey Trust Company's Private Wealth Management Group (AUM of $1.1 billion)[1]
2012	• Completed acquisition of Davidson Trust Company (AUM of $1.0 billion)[1] • Completed acquisition of deposits, loans and a branch from First Bank of Delaware • Crossed $2.0 billion in assets
2013	• Completed the acquisition of Powers Craft Parker & Beard, Inc. an insurance brokerage
2015	• Completed the acquisition of Continental Bank Holdings, Inc. ($675 million assets)[1] • Completed the acquisition of Robert J. McAllister Agency, an insurance brokerage • Issued $30 million of unsecured subordinated debt • Crossed $3.0 billion in assets
2017	• Announced the acquisition of Royal Bancshares of Pennsylvania, Inc. ($810 million assets)[2] • Completed the acquisition of Hirshorn Boothby, an insurance brokerage

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial
(1) As of announcement
(2) As of 9/30/2017

Investment Highlights

Bryn Mawr Bank Corporation is a highly profitable growth organization focused on building long-term shareholder value by growing our business organically and continually improving our operational effectiveness.

Our vision is to be the premier multi-channel regional bank and wealth management services organization in the greater Philadelphia region. To achieve this objective, we will partner with our clients, through their financial life cycle, to help them achieve their financial goals by providing local access to a comprehensive suite of financial solutions delivered by knowledgeable advisors.

Large Share in Attractive Markets

- 6th largest market share among community banks in Pennsylvania
- Strong presence in desirable Montgomery, Delaware, and Chester counties
- PA franchise has median household income of ~$83,000 (well above state avg.)

Wealth Management Business

- +$12 billion in AUM, 24.7% YoY growth
- 25% of YTD revenues
- AUM has increased by over $9 billion since 2009

Demonstrated Growth

- 14% asset 5 year CAGR
- Double digit CAGRs in loans, deposits and AUM over prior 5 years
- 9 acquisitions completed since 2008
- Experienced acquiror and integrator

Strong Financial Performance

- Core ROAA(1) of 1.29%
- Core ROAE(1) of 11.0%
- Net interest margin of 3.71%
- Noninterest Income equal to 34% of operating revenue
- Low efficiency ratio of 61%

Conservative Risk Profile

- Pristine credit quality; NPAs / Assets of 0.15%(2)
- Diversified revenue mix
- Strong liquidity and interest rate risk position; 82% non-maturity deposits
- Effective capital management; 8.2% TCE / TA, 10.5% CET1 ratio and 12.2% TRBC ratio
- Significant investments made in IT to build and enhance systems

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data as of 9/30/2017; Profitability metrics shown YTD as of 9/30/2017
Note: Community bank defined as banks under $10 billion in total assets
(1) Non-GAAP measure; Additional detail provided on slide 32 of this presentation
(2) Excludes Performing TDRs

Strong Financial Performance

Core ROAA (%)(1)



1.35%
1.46%
1.19%
1.24%
1.29%
2013Y
2014Y
2015Y
2016Y
YTD
BMBC
Peers

Net Interest Margin (%)



3.98%
3.93%
3.75%
3.76%
3.71%
2013Y
2014Y
2015Y
2016Y
YTD
BMBC
Peers

Core ROAE (%)(1)



12.70%
12.80%
9.41%
10.38%
11.04%
2013Y
2014Y
2015Y
2016Y
YTD
BMBC
Peers

Fee Income Ratio (%)



40.00%
38.29%
35.42%
33.75%
33.92%
2013Y
2014Y
2015Y
2016Y
YTD
BMBC
Peers

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data YTD as of 9/30/2017
Peers include: BPFH, CUBI, PGC, SASR, UVSP, CCNE, FCF, PFIS, TMP, WSFS, CNOB, LBAI, STBA, TSC, WASH
(1) Non-GAAP measure; Additional detail provided on slide 32 of this presentation

Pro Forma Pennsylvania Deposit Market Share[1]

Pennsylvania Community Banks

Rank	Institution (ST)	Number of Branches	Deposits in Market ($mm)	Market Share (%)
1	S&T Bancorp Inc. (PA)	59	5,398	5.80
2	Northwest Bancshares, Inc. (PA)	116	5,043	5.42
3	Dollar Bank FSB (PA)	40	4,321	4.64
4	First Commonwealth Financial (PA)	105	4,319	4.64
5	Univest Corp. of Pennsylvania (PA)	48	3,316	3.56
6	**Bryn Mawr Bank Corp. (PA)**	**44**	**3,225**	**3.47**
7	Beneficial Bancorp Inc (PA)	40	2,947	3.17
8	Firstrust SB (PA)	17	2,225	2.39
9	Peoples Financial Services (PA)	26	1,592	1.71
10	CNB Financial Corp. (PA)	28	1,573	1.69
	Totals (1-10)	**523**	**33,958**	**36.5**
	Totals For All Community Banks In Market (1-160)	**1811**	**93,065**	**100.0**

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Company Data
(1) Pro forma for pending acquisition of Royal Bancshares of Pennsylvania, Inc.
Note: Deposit data as of 6/30/2017
Note: Community bank defined as banks under $10 billion in total assets

Pro Forma Focus on Attractive Markets[1]

County	Branches	BMBC Deposits[2] ($mm)	% of BMBC Deposits	Market Share	Market Rank	Median 2018 HHI
Montgomery, PA	16	$1,831	55.0%	6.3%	6	$89,145
Delaware, PA	15	$762	22.9%	5.4%	7	$74,951
Chester, PA	6	$349	10.5%	2.5%	14	$97,843
Philadelphia, PA	5	$219	6.6%	0.4%	15	$45,267
Berks, PA	1	$57	1.7%	0.3%	12	$62,208
Dauphin, PA	1	$7	0.2%	0.1%	15	$58,810
New Castle, DE	1	$73	2.2%	0.0%	14	$71,843
Camden, NJ	1	$30	0.9%	0.3%	19	$70,006
Total	**46**	**$3,328**	**100.0%**			

Pennsylvania Avg:	**$60,993**
National Avg:	**$61,045**

Average Deposits per Branch: $72.0mm

Average Deposits per Full Service Branch: $89.5mm

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Company Data
(1) Pro forma for pending acquisition of Royal Bancshares of Pennsylvania, Inc.
(2) Deposit data as of 6/30/2017

Focus on Attractive Markets

Focus Market Highlights

- **Montgomery County (PA)**
  - $29 billion deposit market
  - Projected Population (2018): 826,334
  - Projected income growth ('18-'23): 7.7%
  - Home to 38,669 businesses in 2017
- **Delaware County (PA)**
  - $14 billion deposit market
  - Projected Population (2018): 564,233
  - Projected income growth ('18-'23): 14.0%
  - Home to 20,223 businesses in 2017
- **Chester County (PA)**
  - $14 billion deposit market
  - Projected Population (2018): 519,514
  - Projected income growth ('18-'23): 10.3%
  - Home to 20,937 businesses in 2017

Median Household Income 2018



120,000
100,000
80,000
60,000
40,000
20,000
0
$89,145
$74,951
$97,843
$56,824
$57,462
BMBC PA Franchise
Weighted Average:
$83,213
Montgomery, PA
Delaware, PA
Chester, PA
Pennsylvania
National

Unemployment Rate (%)



6.00%
4.00%
2.00%
0.00%
4.00%
4.70%
3.80%
5.10%
4.50%
Montgomery, PA
Delaware, PA
Chester, PA
Pennsylvania
National

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial

Recent Bank Acquisitions[1]



BMBC
First Keystone
First Bank
Continental
RBPI
Buckingham
Doylestown
Franconia
Harleysville
Schwenksville
Skippack
Collegeville
Trooper
Ambler
Whitemarsh
Abington
Glenside
Cheltenham
Warminster
Horsham
Richboro
Warrington
Lansdale
Gwynedd
Pottstown
Limerick
Amityville
Amity Gardens
Robeson Crossing
Warwick
Wallace
Pikeland
Lionville
Downingtown
Coatesville
Westtown
Willistown
Marlboro
Kennett Square
Concordville
Boothwyn
Talleyville
Claymont
New Garden
Elkview
Stanton
Wilmington Manor
Wilmington Manor Gardens
Pennsville
Carneys Point
Swedesboro
Woodstown
Paulsboro
Woodbury
Mantua
Fairview
Pitman
Glassboro
Clayton
Franklinville
Gloucester City
Bellmawr
Cherry Hill
Maple Shade
Stratford
Drexel Hill
Springfield
Newtown Square
Ridley Park
Camden

First Keystone Financial, Inc.[2]

Headquarters:	Media, PA	**Tangible Common Equity:**	$33mm
Announcement Date:	11/03/09	**Deal Value:**	$33mm
Target Assets:	$525mm	**Price/TBV:**	1.00x
Deposits:	$354mm		

First Bank of Delaware[2]

Location:	Wilmington, DE
Announcement Date:	5/02/12
Total Deposits:	$100mm
Total Net Loans	$104mm

Continental Bank Holdings, Inc.[2]

Headquarters:	East Norriton, PA	**Tangible Common Equity:**	$47mm
Announcement Date:	5/05/14	**Deal Value:**	$107mm
Target Assets:	$675mm	**Price/TBV:**	2.27x
Deposits:	$469mm		

Royal Bancshares of Pennsylvania, Inc.[1] [3]

Headquarters:	Bala Cynwyd, PA	**Tangible Common Equity:**	$60mm
Announcement Date:	1/31/17	**Deal Value:**	$128mm
Target Assets:	$810mm	**Price/TBV:**	2.10x
Deposits:	$627mm	**Adj. Price/TBV[3]:**	1.66x

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial

(1) Data for the Royal Bancshares of Pennsylvania, Inc. transaction as of 9/30/2017

(2) Data for completed transactions as of the announcement date; Historical maps only include active branches; Two of Royal's 12 branches are expected to close shortly following consummation of the transaction

(3) Per Investor Presentation published on 1/31/2017; Includes an estimated $25.3 million DTA allowance reversal potentially available in conjunction with the merger

Company Profile – Royal Bancshares of Pennsylvania, Inc. and bank subsidiary, Royal Bank America

Branch Network:



RBPI(12)

Financial Highlights:

(Dollars in Millions)	YTD Ended 09/30/17
Balance Sheet	
Total Assets	$810
Total Net Loans	584
Deposits	627
Total Equity	61
Tangible Common Equity	60
Balance Sheet Ratios	
Loans/ Deposits (%)	94.8
TCE / TA (%) [2]	7.39
Leverage Ratio (%)	9.79
Total Capital Ratio (%)	14.76
Profitability Ratios	
Net Income to Common [3]	$7.1
Core ROAA (%) [2]	1.18
Core ROAE (%) [2]	17.29
Net Interest Margin (%)	3.70
Efficiency Ratio (%) [3]	63.9
Noninterest Inc/ Operating Rev (%) [4]	6.5
Asset Quality	
NPAs/ Loans + OREO (%) [5]	1.38
NCOs/ Avg Loans (%)	0.18
Texas Ratio (%) [3]	11.79

Loan & Deposit Composition[1]:

Loan Portfolio ($000)	Amount
Construction	$78,389
Residential R.E.	55,643
Commercial R.E. (inc. Multi)	290,203
Commercial & Industrial	110,861
Consumer & Other	59,469
Yield on Loans	**5.38%**



Consumer & Other 10%
Commercial & Industrial 19%
Construction 13%
Residential R.E. 9%
Commercial R.E. (inc. Multi) 49%

Deposit Portfolio ($000)	Amount
Demand Deposits	$97,076
NOW & Other Trans. Accounts	45,453
MMDA & Other Savings	233,360
Retail Time Deposits	183,074
Jumbo Time Deposits	22,792
Brokered Deposits	45,311
Cost of Total Deposits	**0.74%**



Jumbo Time Deposits 4%
Brokered Deposits 7%
Demand Deposits 16%
Retail Time Deposits 29%
NOW & Other Trans. Accounts 7%
MMDA & Other Savings 37%

Source: SNL Financial and Company Filings

Note: All profitability ratios and NCOs/Avg. Loans are annualized YTD for the nine months ended September 30, 2017

(1) Loan and deposit data per unaudited financials as of 9/30/2017

(2) Non-GAAP measure; Additional detail provided on slides 33 and 35 of this presentation

(3) Net income attributable to Royal Bancshares of Pennsylvania, Inc.

(4) Detailed definition available on slide 36 of this presentation

(5) NPA's include performing TDRs

BMBC
BRYN MAWR BANK CORPORATION

Pending Royal Bank Acquisition

Combined[1]

Loan Mix

Total: ≈ $3.3 billion



HELOC, Consumer and Other 10%
Construction 7%
Residential 15%
Commercial Mortgages 44%
Commercial & Industrial 24%

Deposit Mix

Total: ≈ $3.3 billion



Retail Time Deposits 12%
Jumbo Time Deposits 9%
Demand Deposits 26%
NOW & Other Trans. Accts 12%
MMDA & Other Savings 41%

Significantly Enhances Banking Franchise

- Strengthens Bryn Mawr Trust's position as the largest community bank in Philadelphia's affluent western suburbs and, based on deposits, the 6th largest community bank[2] headquartered in Pennsylvania.
  - Expands franchise by 12 branches[3] [4] and $627[3] [4] million deposits in attractive areas of Montgomery, Chester and Philadelphia counties[3] [4]
  - Creates a deeper presence in the attractive Philadelphia market
  - Provides entry into New Jersey
  - Expands leasing business
- Increases deposit base market share to approximately $3.2 billion in the Greater Philadelphia area; $1.8 billion in Montgomery County
- Enhances commercial lending division with an experienced lending team

Transactional Synergies

- Credit culture change completed under new executive leadership
- In-market acquisition enhances synergy opportunities
- Pro-forma CRE / total capital ratios at satisfactory levels
- Same core processor facilitates conversion
- Proven track record of integrating acquisitions (9 acquisitions since 2008)

Financially Attractive

- Mid single-digit projected or anticipated accretion to Bryn Mawr in 2018
- Immediately accretive to tangible book value
- Expected Annual Cash on Cash Return in excess of 10%
- Expected Internal rate of return in the mid-teens
- Pro forma capital ratios at expected close remain in excess of Basel III well-capitalized guidelines

Key Assumptions

- 100% stock consideration
- Pre-tax annual cost savings of approximately 40% of non-interest expenses
- 100% cost savings achieved during 2018
- Revenue synergies identified but not assumed
- Pre-tax merger related expenses of approximately $19.3 million and merger related capital expenditures of approximately $3.8 million
- Reversal of $20.6 million valuation allowance on Royal's deferred tax asset ("DTA"), using current tax rates
- Estimated loan mark of 3%
- Core deposit intangible of 1.0% amortized over 10 years
- Estimated closing – 4th Quarter 2017

BMBC
BRYN MAWR BANK CORPORATION

(1) Does not include purchase accounting adjustments
(2) Banks headquartered in Pennsylvania with total assets less than $10 billion
(3) Two of Royal's 12 branches are expected to close shortly following consummation of the transaction
(4) As of September 30, 2017

BMBC Wealth Management Structure & Footprint

Wealth Management Office Locations


1
BMT - Hershey
5
BMT – Princeton
4
BMT - Devon
BMTC - HQ
2 3
BMT– DE and Lau Associates LLC

1 BMT - Hershey

- Hershey, PA based; Private Wealth Management Group acquisition closed in 2011
- ~$1.1 billion in AUM at time of acquisition and 500 relationships

2 BMT - DE

- Subsidiary of the holding company
- Delaware based
- Provides corporate fiduciary and administrative trustee services under DE law and the full spectrum of tax advantaged strategies

3 Lau Associates LLC

- Delaware based
- Subsidiary of the holding company
- Acquisition closed in 2008
- Approximately $600 million of AUM at time of acquisition
- Fee-only, independent multi-family office providing highly personalized service and sophisticated financial planning

4 BMT - Devon

- Devon, PA based
- Davidson Trust Company acquisition closed in 2012; divested by Boston Private
- ~$1 billion in AUM at time of acquisition
- 30 year history in market
- 80% Investment Management; 20% Fiduciary Trust at the time of acquisition

5 BMT - Princeton

- Announced lift out of 4 person team in April 2017
- Team leader has 29 years of experience at PNC Wealth Management
- Will be combined with LPO from Royal acquisition later in 2017

BMBC
BRYN MAWR BANK CORPORATION

Assets Under Management[1]



2009
2008 acquisition of Lau Associates adds $600MM AUM
BMT Asset Management is established adding $86.6MM in AUM
2010
AUM increases 18.9% from previous year due to the success of new initiatives (Lau and BMT)
2011
Private Wealth Management Group of the Hershey Trust Company is acquired adding $1.1B in AUM and expanding footprint into Central PA
2012
Davidson Trust Company is acquired increasing AUM by $1B
2013
Wealth Assets breach $7B due to continued organic growth
Organic CAGR 20.5%
Acquired CAGR 22.0%
Total CAGR 20.8%
$bil
AUM
$14
$12
$10
$8
$6
$4
$2
$0
$2.9
$3.4
$4.8
$6.7
$7.3
$7.7
$8.4
$11.3
$12.4
$0.6
$2.3
$0.6
$2.8
$1.7
$3.1
$2.8
$3.9
$2.8
$4.5
$2.8
$4.9
$2.8
$5.6
$2.8
$8.5
$2.8
$9.6
FY 2009
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
Q3 2017

	FY 2009	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015	FY 2016	Q3 2017
Revenue[2] ($MM)	$14.2	$15.5	$21.7	$29.8	$35.2	$36.8	$36.9	$36.7	$9.7
Revenue[2] as a % of Total AUM	0.50%	0.45%	0.45%	0.45%	0.48%	0.48%	0.44%	0.32%	0.31%[3]

BMBC
BRYN MAWR BANK CORPORATION

Source: Company Filings and SNL Financial
Note: CAGR is from 2009Y to Q3 2017
(1) Under Management, Supervision, Administration and Brokerage
(2) Revenue from Fees for Wealth Management Services only; excludes insurance commissions, net interest income and other income
(3) Q3 2017 Revenue as a % of Total AUM is annualized

Wealth Management Results



$14,000
$12,000
$10,000
$8,000
$6,000
$9,970
$11,328
$11,726
$12,051
$12,431
24.7%
25.0%
24.8%
25.1%
24.5%
3Q16
4Q16
1Q17
2Q17
3Q17
Wealth AUM
Wealth + Insurance fees as a % of Operating Revenues



Market vs. Fixed: Wealth AUM & Fees
100%
80%
60%
40%
20%
0%
79%
77%
78%
75%
78%
53%
47%
47%
53%
47%
53%
46%
54%
46%
54%
21%
23%
22%
25%
22%
3Q16
4Q16
1Q17
2Q17
3Q17
Market Value AUM
Fixed AUM
Market Value Fee
Fixed Fee

Wealth management assets have increased 3.2% QoQ, 24.7% YoY and over $9 billion since 2009

BMBC
BRYN MAWR BANK CORPORATION

Consistent Asset Growth


Total Assets
($ in millions)
= Acquired Assets
CAGR: 21.6%
$2,062
$2,247
$3,031
$675
$2,356
$3,422
$3,477
$4,287
$810
$3,477
2013Y
2014Y
2015Y
2016Y
MRQ
MRQ + RBPI

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial

Note: CAGR is from 2013Y to QS 2017; Pro Forma for the RBPI acquisition

Note: 2015 total assets of $3.0 billion is the GAAP year-end balance inclusive of the Continental Bank Holdings, Inc.; the $675 million of acquired assets from Continental Bank Holdings, Inc. is based on the announcement date; the remaining $2.4 billion of assets is the difference between 2015 year end actuals and the $675 million of acquired assets; the $810 million of acquired assets related to the RBPI transaction is based on 9/30/17 actuals

Commercial Lending Focus

Total Gross Loans


($ in millions)
CAGR: 15.7%
$1,547
$1,652
$2,269
$2,535
$2,677
2013Y
2014Y
2015Y
2016Y
YTD

Loan Composition %


Consumer & Other 8.9%
Construction 5.0%
Residential R.E. 15.8%
Commercial & Industrial 24.6%
Commercial R.E. 45.7%

Total Loans: $2.7B

Yield on Loans: 4.55%

CRE / TRBC: 343.6%

Construction / TRBC: 47.5%

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data YTD as of 9/30/2017
Note: CAGR is from 2013Y to Q3 2017
Note: Regulatory CRE at bank level

Balanced Commercial Loan Portfolio

Commercial Portfolio Growth

($ in millions)



CAGR: 19.3%
$1,040
$1,138
$1,631
$1,889
$2,017
2013Y
2014Y
2015Y
2016Y
YTD
Commercial Real Estate
C&I
Construction

CRE Composition by Collateral[1]

CRE as % of Total CRE Portfolio



Mixed Use[2]
24%
Retail
22%
Office
18%
Multi-family
18%
Student Housing
4%
Hospitality
3%
Other
11%

CRE as % of Total Capital



Mixed Use[2]
70%
Retail
66%
Office
53%
Multi-family
52%
Student Housing
12%
Hospitality
10%
Other
32%

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data YTD as of 9/30/2017

Note: CAGR is from 2013Y to Q3 2017; Regulatory CRE at bank level

(1) Reflects actual balances at 9/30/2017 per company documents; balances include loans meeting the regulatory definition of CRE per the 2006 interagency Guidance with the exclusion of construction loans; primarily consists of non-owner occupied and multi-family categories and for purposes of this table construction loans were excluded

(2) Includes flex, industrial and warehouse

Credit Risk Management

Conservative Lending Culture

- Relationship-driven commercial lending with focus on deposit and cross-sell opportunities
- Limited exposure to purchased loan participations and syndicated (SNC) transactions - less than 5% of loans
- Consistently strong asset quality metrics
- Centralized underwriting, approval and documentation of retail loan products, including Residential Mortgages, Consumer Loans and Small Business Loans

Disciplined Commercial Credit Standards

- Well-developed and uniformly applied credit policies and underwriting guidelines
- Centralized tracking and reporting of policy and guideline exceptions
- Individual loans underwritten using current and stressed market and interest rate conditions
- Consistent credit presentation formats, uniform performance metrics and well-defined risk rating system
- Proactively expanded CRE risk management framework based on management evaluation of market conditions

Credit Risk Controls and Experienced Staff

- Outsourced external loan review of the commercial loan portfolio
- Active portfolio monitoring, including relationship reviews, covenant testing, and regular CRE portfolio segmentation and stress testing
- Credit risk management team staffed with seasoned professionals (years of experience): Chief Lending Officer (37), Chief Credit Officer (33); Credit Administration Manager (25); Asset Recovery/Collections Manager (30)

Standalone vs. Pro Forma Capital

3Q2017 Capital Ratios



8.16%
8.57%
10.50%
10.50%
12.23%
343.6%
103.1%
TCE / TA
Leverage Ratio
CET 1 Ratio
Tier 1 Capital Ratio
Total Risk Based Ratio
Regulatory CRE / Total Capital
Double Leverage

BMBC + RBPI Pro Forma Capital Ratios



7.85%
8.47%
9.85%
10.38%
11.80%
381.7%
106.3%
TCE / TA
Leverage Ratio
CET 1 Ratio
Tier 1 Capital Ratio
Total Risk Based Ratio
Regulatory CRE / Total Capital
Double Leverage

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data as of 9/30/2017
Note: Pro forma capital ratios for the pending acquisition of Royal Bancshares of Pennsylvania, Inc.
Note: Regulatory CRE at bank level

Strong Asset Quality

Nonaccruals / Loans (%)


0.68%
0.61%
0.45%
0.33%
0.17%
2013Y
2014Y
2015Y
2016Y
MRQ

NPAs / Loans + OREO (%)


1.20%
0.93%
0.78%
0.62%
0.44%
2013Y
2014Y
2015Y
2016Y
MRQ

NCOs / Avg. Loans (%)


0.17%
0.11%
0.14%
0.11%
0.11%
2013Y
2014Y
2015Y
2016Y
MRQ

Reserves / Nonaccrual Loans (%)


147.3%
144.5%
154.8%
209.1%
380.2%
2013Y
2014Y
2015Y
2016Y
MRQ

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data as of 9/30/2017; MRQ = most recent quarter

Core Deposit Focus

Deposit Composition



Jumbo Time Deposits 9.5%
Demand Deposits 28.3%
Retail Time Deposits 9.0%
MMDA & Other Savings 38.5%
NOW & Other Trans. Accts 14.7%

Total Deposits: $2.7B

Cost of Deposits: 0.31%

Deposit Growth

($ in millions)



CAGR: 15.0%
$1,591
$1,688
$2,253
$2,580
$2,684
2013Y
2014Y
2015Y
2016Y
YTD

Demand Deposit Growth



CAGR: 16.7%
$427
$447
$627
$736
$761
2013Y
2014Y
2015Y
2016Y
YTD

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Financial data YTD as of 9/30/2017
Note: CAGR is from 2013Y to Q3 2017

Fixed Income Investment Securities Portfolio

- **$478 million, or 14% of assets**
- **Primarily used for liquidity purposes**
- **Average Yield: 2.22%**
- **Weighted Average Life: 3.2 years**
- **Effective Duration: 2.9 years**

Securities Composition



Marketable Equity Securities 0.7%
Other Debt Securities 0.2%
U.S Government Agency and Corporation Obligations 29.9%
RMBS 64.1%
State and Political Obligations 5.0%

RMBS portfolio is 100% agency backed

94% of the portfolio issued by agencies of the US Government

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial; Company Documents
Data as of 9/30/17

Summary

Conservative Culture and Operating Philosophy

- Relationship-based community bank
- Consistent and sustainable growth over time
- Measured approach to acquisitions
- Robust risk management infrastructure

Dedicated and Experienced Management Team and Board

- Extensive in-market experience with deep community ties
- Expanded depth of Management Team with larger bank experience

Above Peer-Level Performance Metrics

- Diversified revenue stream and high levels of non-interest income
- Profitability metrics: ROAA, ROAE, NIM, and efficiency exceed peer averages
- Diligent attention to capital management; mindful of all constituencies

Conservative Approach to Credit

- Relationship-based approach to extending credit
- Conservatively underwritten organic growth and high credit quality bank acquisitions

Premier Deposit Franchise

- Singular focus on core deposits
- 28% of deposits in DDA
- Relationship-based approach attracts high-quality deposits

Appendix

BMBC Income Statement

Dollars in Thousands	Year Ended					Qtr. Ended
	2012	2013	2014	2015	2016	2017Q3
Summary Income Statement						
Interest Income	$ 73,323	$ 78,417	$ 82,906	$ 108,542	$ 116,991	$ 33,198
Interest Expense	8,588	5,427	6,078	8,415	10,755	3,760
Net Interest Income	64,735	72,990	76,828	100,127	106,236	29,438
Provision for Loan and Lease Losses	4,003	3,575	884	4,396	4,326	1,333
Noninterest Income, Excl. Gain (Loss) on AFS Securities	44,971	48,363	47,851	55,029	54,116	15,512
Realized Gain (Loss) on AFS Securities	1,415	(8)	471	931	(77)	72
Noninterst Expense	74,901	80,740	81,418	125,765	101,745	28,184
Net Income before Taxes	32,217	37,030	42,848	25,926	54,204	15,505
Provision for Taxes	11,070	12,586	15,005	9,172	18,168	4,766
Net Income	**21,147**	**24,444**	**27,843**	**16,754**	**36,036**	**10,739**
Preferred Dividends	-	-	-	-	-	-
Net Income Available to Common Shareholders	**$ 21,147**	**$ 24,444**	**$ 27,843**	**$ 16,754**	**$ 36,036**	**$ 10,739**
Earnings Per Share (Diluted)	**$ 1.60**	**$ 1.80**	**$ 2.01**	**$ 0.94**	**$ 2.12**	**$ 0.62**

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial and company filings

BMBC Balance Sheet

Dollars in Thousands	As of December 31,					YTD
	2012	2013	2014	2015	2016	Sept. 30, 2017
Summary Balance Sheet						
ASSETS						
Total cash and cash equivalents	$ 175,686	$ 81,071	$ 219,269	$ 143,067	$ 50,765	$ 45,552
Investments (Incl. FHLB stock & other inv)	333,168	305,336	250,222	375,318	599,695	507,588
Loans held for sale	3,412	1,350	3,882	8,987	9,621	6,327
Loans held for investment	1,398,456	1,547,185	1,652,257	2,268,988	2,535,425	2,677,345
Less: allowance for loan and lease losses	14,425	15,515	14,586	15,857	17,486	17,004
Net loans	1,387,443	1,533,020	1,641,553	2,262,118	2,527,560	2,666,668
Fixed Assets	31,170	31,796	33,748	45,339	41,778	44,544
Goodwill and other intangible assets	54,895	52,208	58,302	128,668	125,170	128,534
Other Assets	53,524	58,234	43,412	76,487	76,562	83,935
TOTAL ASSETS	$ 2,035,885	$ 2,061,665	$ 2,246,506	$ 3,030,997	$ 3,421,530	$ 3,476,821
LIABILITIES AND SHAREHOLDERS' EQUITY						
LIABILITIES:						
Noninterest bearing deposits	$ 399,673	$ 426,640	$ 446,903	$ 626,684	$ 736,180	$ 760,614
Interest bearing deposits	1,235,009	1,164,707	1,241,125	1,626,041	1,843,495	1,923,567
Other borrowings	170,718	216,535	283,970	349,030	393,893	315,525
Subordinated debentures	-	-	-	29,479	29,532	29,573
Other liabilities	26,921	23,885	29,034	34,052	37,303	45,650
TOTAL LIABILITIES	$ 1,832,321	$ 1,831,767	$ 2,001,032	$ 2,665,286	$ 3,040,403	$ 3,074,929
TOTAL SHAREHOLDERS' EQUITY	203,564	229,898	245,474	365,711	381,127	401,892
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,035,885	$ 2,061,665	$ 2,246,506	$ 3,030,997	$ 3,421,530	$ 3,476,821

Source: SNL Financial and company filings

BMBC
BRYN MAWR BANK CORPORATION

BMBC Profitability (ROAA & ROAE)

Dollars in Thousands	Year Ended December 31, 2012	2013	2014	2015	2016	YTD Sept. 30, 2017
Net Income after Taxes	$ 21,147	$ 24,444	$ 27,843	$ 16,754	$ 36,036	$ 29,216
Average Assets	1,833,001	1,994,500	2,115,482	2,942,513	3,105,650	3,340,484
Average Equity	193,864	212,050	240,778	373,088	369,529	389,818
Return on Average Assets (GAAP)	**1.15%**	**1.23%**	**1.32%**	**0.57%**	**1.16%**	**1.17%**
Return on Average Equity (GAAP)	**10.91%**	**11.53%**	**11.56%**	**4.49%**	**9.75%**	**10.02%**
Net Income after Taxes	21,147	24,444	27,843	16,754	36,036	29,216
Less: Net Income Attributable to Noncontrolling Interest	-	-	-	-	-	-
Adjustments to Non-Interest Income						
Less: Realized Gain (Loss) on Securities	1,415	(8)	471	931	(77)	72
Nonrecurring Revenue	-	-	-	-	-	-
Adjustments to Non-Interest Expense						
Add: Nonrecurring Expenses[1]	2,629	1,195	2,373	25,363	-	2,597
Add: Amortization of Intangibles & Goodwill Impairment	2,411	2,633	2,659	3,827	3,498	2,057
Adjustments to Income Taxes[2]	(1,269)	(1,343)	(1,596)	(9,891)	(1,251)	(1,604)
Adjusted Net Income After Taxes	23,503	26,937	30,808	35,122	38,360	32,194
Average Assets	1,833,001	1,994,500	2,115,482	2,942,513	3,105,650	3,340,484
Average Equity Attributable to Parent Company	193,864	212,050	240,778	373,088	369,529	389,818
Core Return on Average Assets (non-GAAP)	**1.28%**	**1.35%**	**1.46%**	**1.19%**	**1.24%**	**1.29%**
Core Return on Average Equity (non-GAAP)	**12.12%**	**12.70%**	**12.80%**	**9.41%**	**10.38%**	**11.04%**

Source: SNL Financial and company filings

Note: ROAA and ROAE for year to date ended September 30, 2017 is annualized

(1) Nonrecurring expenses consist of several categories including due diligence and merger-related expenses, expenses related to the termination and settlement of the pension plan, branch lease terminations and impairment of intangible assets. For the years ended 2012 and 2014 and for the nine months ended September 30, 2017, the nonrecurring expenses were all due diligence and merger-related expenses. For the year ended 2013, there was nonrecurring expense of $1.9 million related to due diligence and merger-related expenses and this was partially offset by a $690 thousand gain related to the curtailment of the pension plan. For the year ended 2015 there was nonrecurring expense of $17.4 million related to the pension plan settlement, $6.7 million related to due diligence and merger-related expenses, $929 thousand related to branch lease terminations and $387 thousand related to the impairment of intangible assets. There were no nonrecurring expenses in 2016.

(2) Tax rate of 35%

BMBC
BRYN MAWR BANK CORPORATION

RBPI Profitability (ROAA & ROAE)

Dollars in Thousands	YTD Sept. 30, 2017
Net Income to Common[1]	$ 7,094
Average Assets	822,912
Average Equity	56,099
Return on Average Assets (GAAP)	**1.15%**
Return on Average Equity (GAAP)	**16.86%**
Net Income to Common[1]	7,094
Adjustments to Non-Interest Income	
Less: Realized (Loss) Gain on Securities (net of OTTI)	308
Nonrecurring Revenue[2]	73
Adjustments to Non-Interest Expense	
Add: Nonrecurring Expenses[2]	659
Add: Amortization of Intangibles & Goodwill Impairment	-
Adjustments to Income Taxes[3]	(97)
Adjusted Net Income to Common	7,275
Average Assets	822,912
Average Equity	56,099
Core Return on Average Assets (non-GAAP)	**1.18%**
Core Return on Average Equity (non-GAAP)	**17.29%**

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial and company filings
Note: ROAA and ROAE for year to date ended September 30, 2017 is annualized
(1) Net income attributable to Royal Bancshares of Pennsylvania, Inc.
(2) Nonrecurring revenue was related to gains on sale of premises and equipment. Nonrecurring expenses were due diligence and merger-related expenses.
(3) Tax rate of 35%

BMBC Tangible Capital

Dollars in Thousands	As of December 31, 2012	2013	2014	2015	2016	As of Sept. 30, 2017
Total BMBC Shareholders' Equity	$ 203,564	$ 229,898	$ 245,474	$ 365,711	$ 381,127	$ 401,892
Less: Intangible Assets	21,998	19,365	22,521	23,903	20,405	21,407
Less: Goodwill	32,897	32,843	35,781	104,765	104,765	107,127
Tangible Common Equity (TCE)	**$ 148,669**	**$ 177,690**	**$ 187,172**	**$ 237,043**	**$ 255,957**	**$ 273,358**
Total Assets	$ 2,035,885	$ 2,061,665	$ 2,246,506	$ 3,030,997	$ 3,421,530	$ 3,476,821
Less: Intangible Assets	21,998	19,365	22,521	23,903	20,405	21,407
Less: Goodwill	32,897	32,843	35,781	104,765	104,765	107,127
Tangible Assets (TA)	**$ 1,980,990**	**$ 2,009,457**	**$ 2,188,204**	**$ 2,902,329**	**$ 3,296,360**	**$ 3,348,287**
TCE/TA	**7.5%**	**8.8%**	**8.6%**	**8.2%**	**7.8%**	**8.2%**

Source: SNL Financial

BMBC
BRYN MAWR BANK CORPORATION

RBPI Tangible Capital

Dollars in Thousands		As of Sept. 30, 2017
Total RBPI Shareholders' Equity	$	59,876
Less: Intangible Assets		-
Less: Goodwill		-
Tangible Common Equity (TCE)	**$**	**59,876**
Total Assets	$	809,834
Less: Intangible Assets		-
Less: Goodwill		-
Tangible Assets (TA)	**$**	**809,834**
TCE/TA		**7.39%**

Source: SNL Financial

BMBC
BRYN MAWR BANK CORPORATION

Interest Coverage

		BMBC 2012Y	BMBC 2013Y	BMBC 2014Y	BMBC 2015Y	BMBC 2016Y	BMBC 9/30/2017 (1)	RBPAA 9/30/2017 (1)	Pro Forma 9/30/2017 (1)
	Interest Coverage ($000)								
(A)	Total Deposit Interest	$4,032	$2,758	$2,898	$4,212	$5,833	$2,198	$1,187	$3,385
(B)	Total Debt Interest	4,556	2,669	3,180	4,203	4,922	1,562	758	2,320
(A+B=C)	**Total Interest Expense**	**8,588**	**5,427**	**6,078**	**8,415**	**10,755**	**3,760**	**1,945**	**5,705**
(D)	**Pre-Tax Income**	**32,217**	**37,030**	**42,848**	**25,926**	**54,204**	**15,505**	**2,453**	**17,958**
	Interest Coverage:								
(D + C) / (C)	**Including Interest on Deposits**	**4.75x**	**7.82x**	**8.05x**	**4.08x**	**6.04x**	**5.12x**		**4.15x**
(D + B) / (B)	**Excluding Interest on Deposits**	**8.07x**	**14.87x**	**14.47x**	**7.17x**	**12.01x**	**10.93x**		**8.74x**

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial
(1) Data for the three months ended 9/30/2017

Footnote Definitions

- **Efficiency Ratio** - Efficiency ratio defined as Operating Expenses divided by Operating Revenue; Operating Expense is total Noninterest Expense less Foreclosure, Repo and Merger-related expenses; Operating Revenue is FTE ("Fully Taxable Equivalent") Net Interest Income plus total Noninterest Income less Gain on Sale of AFS Securities and less Gain on Sale of Premises and Equipment.

- **Noninterest Inc. / Operating Rev** - Operating Revenue is FTE Net Interest Income plus total Noninterest Income less Gain on Sale of AFS Securities and less Gain on Sale of Premises and Equipment

- **Texas Ratio** - Nonperforming Assets (including performing TDRs) plus Loans 90 Days Past Due divided by Tangible Common Equity plus Allowance for loan loss

BMBC
BRYN MAWR BANK CORPORATION

Corporate Structure


BMBC
BRYN MAWR BANK CORPORATION
Bank Holding Company
BMT
FDIC Insured Depository
Lau Associates LLC
Bryn Mawr Trust Co. of Delaware
BMT Investment Advisers
KCMI Capital, Inc. (KCMI)
Powers Craft Parker & Beard, Inc. (PCPB)
Bryn Mawr Equipment Finance (BMEF)
BMT
Bryn Mawr Trust Wealth Management
A Division of Bryn Mawr Trust
Acquisitions of Davidson Trust Company and Private Wealth Management (Hershey office) operate under the BMT Wealth Management brand

Holding Company Subsidiaries

The Bryn Mawr Trust Company
- *FDIC insured bank subsidiary*
- *Network includes three wealth management offices*

Lau Associates LLC
- *Registered investment advisor*
- *Employed 13 full time employees at year end 2016*
- *Located in Greenville, Delaware*

The Bryn Mawr Trust Company of Delaware
- *Limited-purpose trust company*
- *Has the ability to be named and serve as a corporate fiduciary under Delaware law*
- *Located in Greenville, Delaware (same location as Lau)*
- *7 full-time and 2 part-time employees at year end 2016*

BMT Investment Advisers
- *Broadly diversified mutual fund focused on equity investments*
- *RIA and adviser to BMT Investment Fund (proprietary mutual fund)*

Bank Subsidiaries

KCMI Capital, Inc. (KCMI)
- *Located in Media, Pennsylvania*
- *Specializes in providing non-traditional commercial mortgage loans to small businesses throughout the United States*

Powers Craft Parker & Beard, Inc. (PCPB)
- *Headquartered in Rosemont, Pennsylvania*
- *Full-service insurance agency*

Bryn Mawr Equipment Finance (BMEF)
- *Located in Montgomery County, Pennsylvania*
- *Small-ticket equipment financing company servicing customers nationwide*

BMBC
BRYN MAWR BANK CORPORATION

Source: SNL Financial
Note: Data as of 9/30/17
Note: Upon completion of the acquisition, RBPI will be merged with an into BMBC, and Royal Bank will be merged with and into BMT.